Exhibit 99.1

AMERICAN PHYSICIANS SERVICE GROUP, INC.

REGULATION FD DISCLOSURE POLICY

POLICY STATEMENT

American Physicians Service Group, Inc. (“APSG”) is committed to fair disclosure of information about APSG without advantage to any particular analyst or investor, consistent with the Securities and Exchange Commission's Fair Disclosure Regulation (“Regulation FD”). APSG complies with all periodic reporting and disclosure requirements of the Securities and Exchange Commission (“SEC”), including Regulation FD. Our practice has been, and will continue to be, to disclose material information about APSG publicly, not selectively.

This policy (i) prohibits the selective disclosure of material, nonpublic information about APSG, (ii) sets forth procedures that will prevent such disclosure, and (iii) provides for the broad, public distribution of material information regarding APSG.

PHILOSOPHY

We believe it is in our best interests to maintain an active and open dialogue with shareholders and potential investors regarding APSG’s historical performance and future prospects. We can best create shareholder value by publicly articulating our strategies, business strengths, and growth opportunities through an active dialogue. We are committed to providing current and potential shareholders access to key information reasonably required to make an informed decision on whether to invest in APSG stock.

AUTHORIZED COMMUNICATIONS

Only the Chairman, President, Chief Financial Officer or the Secretary/Treasurer (each an “Authorized Person”) may communicate on behalf of APSG to analysts, securities market professionals, institutional investors and major shareholders of APSG (what we call “Regulation FD Persons”).

Other employees or representatives of APSG may communicate with Regulation FD Persons only at the specific direction of an Authorized Person. In such instances, an Authorized Person must also be present unless otherwise directed by an Authorized Person.

Unless otherwise specifically directed by an Authorized Person, employees must refer all questions from Regulation FD Persons regarding company business information to an Authorized Person. In any event, no employee is authorized to communicate material, nonpublic information about the company to any Regulation FD Person.

If any Authorized Person or other employee makes an unauthorized disclosure of material, nonpublic information, he or she should immediately contact the Chairman or, in his or her absence, the President. Certain inadvertent disclosures can be cured by appropriate action within twenty-four (24) hours of the event.

PUBLIC DISCLOSURE

We will disclose material information in a way that ensures full disclosure to the public. The methods used to ensure full public disclosure may include the following:

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issuing a press release, filing or furnishing the SEC with a Form 8-K;

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including the information in another document filed with the SEC;

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hosting a webcast or conference call that is available to the public.

APSG may utilize any combination of the above methods or other methods designed to ensure full public disclosure.

We will hold quarterly investor conference calls and webcasts open to the public (in listen-only mode for most participants) to discuss our operating performance. We will provide public notice about each call through a press release and information posted on our website, www.amph.com. Playback of the conference call will be provided through our website for a reasonable period after the call. These practices may be discontinued by APSG at any time in its discretion.

QUESTIONS TO INVESTOR RELATIONS

Our Chief Financial Officer or our Secretary/Treasurer will be the Authorized Persons to initially take requests from Regulation FD Persons with questions. We may immediately respond to questions that relate to information which is solely factual, historical and already public. During the two-week period following APSG’s quarterly earnings release, we may also answer questions that relate to forward-looking information contained in our quarterly earnings release or disclosed by us during the earnings conference call. We may request that certain questions be submitted in writing. For any question presented, we may respond (i) directly to the person making the inquiry, (ii) through a public disclosure, or (iii) not at all.

If questions are of interest to a wider audience, we may also post our answers on the Investor Relations section of our website. We do not intend to post on our Web site all of the questions posed to us.

EARNINGS GUIDANCE

Our policy is not to provide numerical earnings guidance regarding future operating results. We believe that this policy helps to focus the attention of management and investors on APSG’s long-term performance and value creation. However, this policy may be discontinued at any time in the Company’s discretion.

ANALYST REPORTS AND MODELS

Our general policy is not to comment on analyst reports or earnings models. An Authorized Person, however, in his or her discretion, may elect to comment upon inaccuracies relating to publicly disclosed, factual information.

PARTICIPATION IN CONFERENCES

We will make presentations from time-to-time at investment banking firm conferences and other, similar investor conferences. We will provide reasonable prior public notice of our participation at these events and, when practical, we will seek to post our presentations on our website. If any inadvertent disclosures of material, nonpublic information occurs at these conferences, appropriate public disclosure will be made promptly.

ONE-ON-ONE MEETINGS AND CONVERSATIONS

Authorized Persons are permitted to communicate with individual investors, groups of investors, analysts and other Regulation FD Persons. Authorized Persons may choose to allow other APSG representatives to participate in these discussions but must ensure compliance with this policy by such representatives. We do not intend to disclose any material, nonpublic information during these discussions. If an Authorized Person determines that material, nonpublic information has been disclosed, appropriate public disclosure will be made promptly.

MEDIA COMMUNICATIONS

Although we recognize that Regulation FD does not apply to communications with the media, it is our policy not to disclose material, nonpublic information to the media unless it has been previously disclosed in accordance with Regulation FD.

RESPONDING TO MARKET OR MEDIA RUMORS

Whether or not a market or media rumor regarding APSG has any basis in fact, our policy is to respond to inquiries regarding any rumor by stating:  “Our policy is not to comment on rumors or speculation.”  Like most companies, we seek to follow this approach consistently in order to avoid providing an implied confirmation or denial in other circumstances.

POLICY ADMINISTRATION

Any questions regarding this policy should be directed to the President.